Sub-Item 77Q2

Nuveen Core Equity Alpha Fund
333-139962
811-22003


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that a Form 3,Initial Statement iof Beneficial
Ownership, was filed late on behalf of the officer listed below.


OFFICER:

Adrian Banner filed a late Form 3 on October 27, 2010, accession number 0001225208-10-023488
..